Contacts:

Tripos, Inc.

John Yingling

Senior Vice President and Chief Financial Officer

(314) 647-1099

(Media only)

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Lisa Osborne

Account Director

(202) 326-0793

lisao@waggeneredstrom.com

For Release 4:15 p.m. EST

Jan. 10, 2007

Tripos Receives Nasdaq Notification

ST. LOUIS - Jan. 10, 2007 - Tripos, Inc. (Nasdaq: TRPS), announced today that on Jan. 4, 2007, it received two letters from the Nasdaq Listing Qualifications Department advising the company that for the last 30 consecutive trading days its common stock (i) has not maintained a minimum market value of publicly held shares ("MVPHS") (i.e., Tripos' total shares outstanding less any shares held by officers, directors or beneficial owners of 10 percent or more) of at least $5,000,000 as required for continued listing on the Nasdaq Global Market (formerly the Nasdaq National Market) under Marketplace Rule 4450 (a)(2), and (ii) its bid price has closed below the minimum $1 per share ("Minimum Bid Price") requirement for continued inclusion under Marketplace Rule 4450(a)(5).

MVPHS Notification

Tripos was given 90 calendar days to regain compliance with the MVPHS deficiency by achieving an MVPHS of its common stock of at least $5,000,000 or more for a minimum of 10 consecutive trading days at any time before April 4, 2007. Tripos is currently evaluating its alternatives to resolve the listing deficiency.

If Tripos does not resolve the listing deficiency, Tripos may apply to transfer its common stock to the Nasdaq Capital Market. To transfer to the Nasdaq Capital Market, Tripos must satisfy the continued inclusion requirements for that market, set forth in Nasdaq Marketplace Rule 4310(c). Tripos currently is in compliance with the listing standards of The Nasdaq Capital Market. If Tripos submits a transfer application and pays the applicable listing fees by April 4, 2007, the initiation of the delisting proceedings will be stayed pending the Nasdaq Staff's review of the application. If the Nasdaq Staff does not approve Tripos' transfer application, it will provide written notification that Tripos' common stock will be delisted.

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Tripos Receives Nasdaq Notification                                                                                                                                      Page 2

Minimum Bid Price Notification

Tripos, in accordance with Marketplace Rule 4450(e)(2), has been given 180 calendar days, or until July 3, 2007, to regain compliance with the Minimum Bid Price requirement. To regain compliance with the Minimum Bid Price requirement, the bid price of Tripos' common stock must close at $1 per share or more for a minimum of 10 consecutive business days at any time before July 3, 2007, subject to certain exceptions.

If Tripos does not regain compliance with the Minimum Bid Price requirement by July 3, 2007, Tripos will be notified that its common stock will be delisted. At that time Tripos may appeal to a Listing Qualifications Panel the Nasdaq Staff's determination to delist its securities. Alternatively, Tripos may apply to transfer its securities to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Nasdaq Marketplace Rule 4310(c). If its application is approved, Tripos will be afforded the remainder of the Nasdaq Capital Market's second 180-calendar-day compliance period to regain Minimum Bid Price compliance while on the Nasdaq Capital Market.

Tripos has recently entered into agreements to sell its two principal business units in separate transactions to two strategic buyers. Following completion of these transactions, Tripos plans to dissolve and distribute its remaining corporate assets to its shareholders. Further information will be contained in a definitive proxy statement to be filed with Securities and Exchange Commission in the very near future.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Within Tripos' Discovery Informatics business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Further information on Tripos can be found at http://www.tripos.com.

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Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

Additional Information About the Transactions

Tripos, Inc., will file with the SEC a proxy statement and other documents regarding the proposed asset sale to Vector Capital Corp. and the proposed corporate dissolution. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information. A definitive proxy statement will be sent to Tripos, Inc.'s, shareholders seeking their approval of the transactions. Investors may obtain a free copy of the proxy statement and other documents filed by Tripos, Inc., with the commission at the commission's Web site at http://www.sec.gov, or by directing a request to John Yingling, senior vice president and chief financial officer, Tripos, Inc., 1699 South Hanley Rd., St. Louis, MO 63144.

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Participants in the Transactions

Tripos, Inc., and its directors and executive officers may be considered participants in the solicitation of proxies from Tripos, Inc.'s, shareholders in connection with the proposed transaction with Vector Capital Corp. and the proposed corporate dissolution. Information about the directors and executive officers of Tripos, Inc., and their ownership of Tripos, Inc., stock is set forth in the proxy statement for Tripos, Inc.'s, 2006 annual meeting of shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.